Janney Montgomery Scott Inc.
                           26 Broadway
                       New York, NY 10004


                                        May 14, 1996



Board of Directors
Frederick's of Hollywood, Inc.
6608 Hollywood Boulevard
Hollywood, California 90028

Att: Mr. George Townson
     Chairman of the Board

Ladies and Gentlemen:

     This letter will confirm our understanding concerning the financial advisory services and fairness opinion ("Fairness Opinion") Janney Montgomery Scott Inc. ("JMS") will render to Frederick's of Hollywood, Inc. ("FOH" or the "Company") in connection with your program to enhance shareholder value. This program may include the sale of any or all of FOH"s stock or assets, or its merger, consolidation or other type of combination ("Transaction"); additionally, we understand your program may be expanded to include other alternatives such as recapitalization, joint ventures, foreign investment on a direct or indirect basis, and the sale of securities by the controlling shareholders.

     We intend to simultaneously solicit a similar engagement agreement from the controlling shareholders to properly allocate fees if only their shares are sold.

     Due to our over ten-year association with the Company and our presence on the Board, we believe JMS is uniquely qualified for this shareholder value enhancement assignment due to our knowledge of the Company, its trends and prospects.

     JMS' understanding with respect to its engagement by the Board of FOH is as follows:

A.   With regard to financial advisory services:

     1. JMS will work with the Company to develop an effective shareholder enhancement program and strategy.

     2. JMS shall have the exclusive opportunity to represent FOH for nine months commencing at the date of this letter or conclusion of the Transaction whichever comes first. After approval of the Board, JMS will expeditiously move discussions forward with certain identified qualified candidates for FOH as approved by the Company in writing. JMS may use the services of other investment bankers in this engagement whose fees and expenses will be the responsibility of JMS. JMS may also market the control block and if successful will be compensated by the selling shareholders.

     3. FOH management will assist JMS in the preparation of any memorandum utilized in this effort, and will cooperate with JMS and potential candidates in analyzing data presented, management interviews, and facility visits.

     4. Within a two-year period from the date hereof, should any company, individual or other entity introduced by JMS or involved in negotiation during the term of this agreement ("Buyer(s)") acquire any or all of the stock or assets of FOH, or any subsidiary or affiliate thereof, as part of a corporate acquisition transaction, or merge, consolidate or otherwise combine with FOH, or should FOH or any of its subsidiaries or affiliates purchase any or all of the stock or assets of, or merge, consolidate or otherwise combine with any Buyer(s) as part of a corporate acquisition transaction, JMS shall be paid a fee by FOH at the closing ("Fee") of 5% of the first million of "Transaction Value" received, 4% of the second million, 3% of the third million, 2% of the fourth million and 1% or the transaction value thereafter. Upon the termination of this engagement, JMS will provide a list of all companies introduced to FOH by JMS.

     5. As used herein the term Transaction Value, unless otherwise mutually agreed upon by FOH and JMS, is defined as follows:

          a. In the case of a cash transaction, the total cash consideration paid.

          b. In the case of publicly traded common stock, the total public market value of such common stock based on the closing price on the day of the transaction.

          c. In the case of debt securities, the total public market value of such debt securities based on the closing price on the day of the transaction; if not publicly traded, then at face value.

          d. In the case of preferred stock, the total liquidation value or public market value of such preferred stock based on the closing price on the day of the transaction, whichever is higher.

          e. Should the medium of exchange be any other security of any combination of the above, the value will be mutually agreed upon. Any dispute will be settled by an independent investment banker acceptable to FOH and JMS.

          f. If the purchase price is to be paid in one or more installments, or in a contingent pay-out, the said JMS cash fee shall be paid within thirty (30) days after each such installment or contingent pay-out in the same proportion which the installment or contingent pay-out bears to the total purchase price.

     6. Upon the Buyer and the Company entering into a definitive purchase agreement, JMS shall be entitled to its fee and such fee shall be paid at the closing date as defined in the definitive purchase agreement. In the event the Company elects to repudiate the definitive purchase agreement and such repudiation is not based on any alleged breach of contract by the Buyer, then JMS shall be entitled to its Fee to be paid within 30 days after the Company's act of repudiation. In the event the Buyers and Seller mutually agree to rescind the definitive purchase agreement, JMS shall not be entitled to a Fee but will be entitled to 50% of any "Breakup Fee" after payment of all JMS, Company and other expenses related to the Transaction.

     If the Company received a Transaction topping bid and accepts it, JMS shall be paid a full fee in accordance with paragraph A-4 above based on the value of the topping bid.

B. With regard to the issuance of a Fairness Opinion if requested by the Company.

     1. JMS is being engaged to render its written opinion on the fairness, from a financial point of view, to the Company and its public shareholders of the consideration or exchange ratio to be received by FOH.

     2. FOH and the Buyer will provide such information as JMS will request and will cooperate fully with JMS in JMS' engagement hereunder.

     3. In rendering its opinion, JMS will perform such investment banking techniques and analyses as it deems appropriate under the circumstances.

     4. JMS' opinion will be financial in nature and will not include any judgment with regard to products, markets, management, etc.

     5. The Company may publish JMS' opinion in its entirety in any tender offering document, proxy statement or other documents distributed to its stockholders in connection with a Transaction, but the proposed utilization of a summary of JMS opinion or of its engagement hereunder in any written document, including any proxy statement or offering statement, shall require the prior written consent of JMS concerning specific language to be employed for which no additional compensation or expenses shall be paid or reimbursed and which consent shall not be unreasonably withheld.

     6. JMS shall be paid $100,000 in cash upon the rendering of its opinion to the Board of Director of FOH ("Fairness Opinion Fee'). Fifty percent (50%) of the Fairness Opinion Fee shall be credited against all other fees owed related to JMS' engagement hereunder.

     FOH will reimburse JMS on a monthly basis for its accountable travel and other out-of-pocket expenses, including any pre-approved consulting or legal expenses. FOH's maximum obligation for travel and out-of-pocket expenses would be $10,000. In addition, JMS will receive a non-refundable $30,000 time, due diligence and offering memorandum preparation payment upon the signing hereof, which will be credited 100% against any fee owed.

     The Company recognizes and confirms that, in performing its engagement, JMS will be using and relying on data, material and other information furnished to it by the Company, or its auditing firm, attorneys, or others (collectively "Advisors") as well as information otherwise available, both oral and written (such data, material and other information is hereinafter referred to as the "Information"). The Company recognizes and confirms that JMS does not assume responsibility for the accuracy or completeness of the Information. The Company hereby represents and warrants that any of the Information furnished by it or its advisors to JMS will be complete in all respects and not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statement therein not false or misleading.

     JMS recognizes and confirms that some of the Information is either non-public, confidential or proprietary in nature. JMS hereby agrees that the Information will be kept confidential and will not, without the prior consent of the Company, be disclosed by them, their agents or employees, other than in connection with the services to the Company as described above or as otherwise required by law.

     The Company agrees to indemnify and hold harmless JMS, its employees and representatives and each person, if any, who controls JMS within the meaning of the Securities Exchange Act of 1934 (the "Act") from and against any and all losses, claims, damages or liabilities, joint or several, including all reasonable out-of-pocket expenses, fees and disbursements of counsel incurred by JMS, its employees, representatives or such controlling person in defending any claim, action or proceeding whether or not resulting in liability to JMS, its employees, representatives or any such controlling person, to which they may become subject, caused by, arising out of or in connection with our engagement including but not limited to losses, claims, damages or liabilities caused by or arising out of any untrue statement of a material fact contained in information furnished to JMS by the Company or its Advisors in connection with our engagement, or any omission to state therein any material fact required or necessary to make the information not misleading in light of circumstances under which given, or any other violation of the federal securities laws or the securities laws of any state, or otherwise arising out of our engagement hereunder except in respect of any matter as to which JMS shall have been adjudicated to have acted with gross negligence or willful malfeasance. In the event testimony from, or appearance by, any employee or consultant of JMS is required before any tribunal or other body or agency in connection with JMS' engagement hereunder, the Company agrees to promptly reimburse JMS for accountable expenses (including legal expenses of JMS) as well as compensation at the rate of $2,000 per person per day for all time expended in preparing for and appearing and/or testifying, notwithstanding that any such appearance and/or testimony shall be required by court or other process. Upon request of JMS, the Company will pay a reasonable retainer to JMS' counsel required in connection with the preceding sentence.

     To the extent of the fees provided for hereunder paid to JMS, JMS will indemnify and hold FOH harmless from claims by corporations, firms or persons claiming by virtue of a relationship with JMS to be entitled to a share of the fees provided hereunder. Each party shall indemnify and hold the other party harmless from and against any claim, liability, loss or damages (including reasonable counsel fees) resulting from the breach by such indemnifying party of any term, condition or provision of this agreement.

     If the foregoing correctly states our mutual understanding, please sign the enclosed copy of this letter and return it along with a check in the amount of $30,000 to the undersigned. It should be noted that no additional fees would be due JMS until a transaction was completed.

                              Sincerely yours,

                              JANNEY MONTGOMERY SCOTT INC.


                              By: /s/ Herbert M. Gardner

                                   Herbert M. Gardner
                                   Senior Vice President

HMG:bb

Accepted and Agreed to:
FREDERICK'S OF HOLLYWOOD, INC.

By:  /s/ George Townson
     George W. Townson
     Chairman of the Board